CONVERTIBLE PROMISSORY NOTE AND WARRANT
PURCHASE AGREEMENT

This Convertible Promissory Note and Warrant Purchase Agreement (the “Agreement”) is made as of _____ ___, 2001 by and among TeraGlobal Communications Corp., a Delaware corporation (the ”Company”), and the investors (collectively, the “Investors” and each individually an “Investor”) set forth in the Schedule of Investors attached hereto as Exhibit A (“Schedule of Investors”).

RECITALS

A.            The Investors desire to purchase from the Company, and the Company desires to issue to the Investors, Convertible Promissory Notes in the form of Exhibit B attached hereto (“Notes”) in the aggregate principal amount of up to $1.5 million; and

B.            The Investors desire to purchase from the Company, and the Company desires to issue to the Investors, Warrants, in the form of Exhibit C attached hereto on the terms and conditions set forth herein (“Warrants”), to purchase that number of the Company’s “New Equity Shares” (as defined below) as determined pursuant to the terms and conditions of this Agreement and the Warrants.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.             Purchase and Sale of Notes and Warrants.

1.1           Sale and Issuance of Notes and Warrants.  Subject to the terms and conditions of this Agreement, the Investors agree to purchase at the Closing (as defined below) and the Company agrees to sell and issue to the Investors at the Closing (a) Notes in the form attached hereto as Exhibit B, in the respective principal amounts set forth on Exhibit A, at a price equal to 100% of the principal amount thereof, and (b) Warrants to purchase such variable number of New Equity Shares as set forth by the terms of this Agreement and the Warrants in the form attached hereto as Exhibit C.

1.2           Initial Closing.  The initial closing of the purchase and sale of Notes in the aggregate principal amount of at least $300,000 and Warrants shall take place at the offices of TeraGlobal Communications Corp., 9171 Towne Centre Drive, Suite 600, San Diego, California at 10 a.m. on May 15, 2001, or at such other time and place as the Company and the Investors shall mutually agree in writing (which time and place are designated as the “Closing”).

1.3           Issuances After Initial Closing.  From time to time after the Initial Closing and prior to June 1, 2001, the Company may sell additional Notes and Warrants to additional investors who, upon execution of counterpart signature pages to this Agreement, shall be included within the term “Investors” and shall be added to Schedule of Investors.

1.4           Deliveries.  At or after (if applicable) the Initial Closing, the Company shall deliver to the Investors the Notes and the Warrants that the Investors are purchasing against payment by wire transfer or check.

1.5           Automatic Conversion of the Notes.  The Notes shall be automatically converted into shares of the Company’s equity securities pursuant to the terms and conditions set forth in the Notes.

1.6           Next Qualified Financing.  The term Next Qualified Financing shall mean the next equity financing involving the receipt by the Company of at least Two Million Dollars ($2,000,000) (excluding amounts received on conversion of the Notes) which is completed before May 15, 2003.  Notwithstanding the foregoing, the Next Qualified Financing shall not include an equity financing that is made in connection with either (i) any arrangement between the Company and any third party for any research or development involving the Company (including, without limitation, any arrangement that includes provision for research support, product development and/or testing support), (ii) any rights to commercialize any products resulting from the development programs of the Company (including, without limitation, rights to develop, make, use, license and/or sell any such products), or (iii) any other non-monetary consideration.

1.7           New Equity Shares.  The term “New Equity Shares” shall mean the Company’s stock issued in the Next Qualified Financing.

1.8           Allocation of Purchase Price to the Warrant.  The Company hereby allocates to the Warrants a purchase price of $0.01 for each New Equity Share that each Warrant is exercisable into and such purchase price shall be retained from the interest that accrued on such Investor’s Note by the Company at the time such Investor’s Note is either (a) converted into New Equity Shares or (b) paid in full.

2.             Representations and Warranties of the Investors. Each Investor hereby represents and warrants to and for the benefit of the Company, with knowledge that the Company is relying thereon in entering into this Agreement and issuing the Notes and the Warrants to the Investors, as follows:

2.1           Purchase Entirely for Own Account.  By the Investor’s execution of this Agreement, the Investor hereby confirms that the Note and Warrant to be received by the Investor, the New Equity Shares issuable upon conversion of the Note, and the New Equity Shares issuable upon exercise of the Warrant (collectively, the ”Securities”) shall be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Investor further represents that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities. Investor represents that it has full power and authority to enter into this Agreement.

2.2           Investment Experience. Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

2.3           Accredited Investor. Investor is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as now in effect.

2.4           Restricted Securities. Investor understands that the Securities it is and shall be purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Act”), only in certain limited circumstances.  In this connection, Investor represents that it is familiar with Rule 144 promulgated under the Act, as now in effect, and understands the resale limitations imposed thereby and by the Act.

2.5           Legends. Investor understand that the certificates evidencing the Securities may bear one or all of the following legends:

(a)           The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) or the securities laws of any state of the United States.  The securities evidenced by this certificate may not be offered, sold or transferred for value directly or indirectly, in the absence of such registration under the Act and qualification under applicable state laws, or pursuant to an exemption from registration under the Act and qualification under applicable state laws, the availability of which is to be established to the reasonable satisfaction of the Company.

(b)           Any legend required by the laws of the states of California or Delaware, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code.

(c)           Any legend required to be placed on the Securities purchased by investors in any future sale or offering of any Securities.

3.             Restrictions on Disposition.  Without in any way limiting the representations set forth in Section 2 above, each Investor further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 3, and in addition thereto, one of the following conditions is satisfied:

3.1           Securities Registered.  There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement.

3.2           Registration Not Required. Each Investor shall have (i) notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by the Company, furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Act; provided, however, that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances.

3.3           Market Stand-Off Agreement. Each Investor hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

4.             California Commissioner of Corporations.  THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE.  THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

5.             General Provisions.

5.1           Construction.  This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of California, without giving effect to its conflicts of laws principles.

5.2           Entire Agreement.  This Agreement, together with the agreements and documents referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous negotiations, agreements and understandings.

5.3           Notices.  All payments, notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given at the earlier of (i) the time of actual delivery or (ii) on the third business day following the date deposited with the United States Postal Service, postage prepaid, certified with return receipt requested, to the parties at the following addresses or at such other address as shall be given in writing by a party to the other parties:

Investors:              At the addresses set forth on the Schedule of Investors

Company:              TeraGlobal Communications Corp.

                                                9171 Towne Centre Drive, Suite 600

                                                San Diego, CA 92122

                                                Attn:  Chief Executive Officer

5.4           Successors and Assigns.  This Agreement, and the rights and obligations of each of the parties hereunder, may not be assigned by an Investor without the prior written consent of the Company.  Subject to the foregoing sentence, this Agreement shall inure to the benefit of, and shall be binding upon, the parties and their successors and assigns.

5.5           Severability.  If any term, covenant or condition of this Agreement is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby and the terms, covenants and conditions of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

5.6           Modification and Waiver.  Any term of this Agreement, the Notes and the Warrants may be amended and the observance of any term of this Agreement, the Notes and the Warrants may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and Investors holding in excess of a majority of the face value of all Notes issued.  Any amendment or waiver effected in accordance with this Section shall be binding upon all parties to this Agreement, including, without limitation, any holder who may not have executed such amendment or waiver, and each future holder of any equity security into which Notes are convertible and/or any holder of Preferred Stock that is received upon the exercise of Warrants.  Notwithstanding the above, any amendment or waiver of any provision of this Agreement, the Notes or the Warrants in a manner that is adverse to any Investor and that does not similarly affect all other Investors shall require the separate written consent of such Investor.

5.7           Attorneys’ Fees.  If any action of law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to an award of its reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

5.8           Independent Counsel.  Each Investor further acknowledges and agrees that each has been provided the opportunity and encouraged to consult with counsel of its own choosing with respect to this Agreement.

5.9           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first written above.

COMPANY:

TERAGLOBAL COMMUNICATIONS CORP.

By:
Robert E. Randall, Chief Executive Officer

COUNTERPART SIGNATURE PAGE

NOTE AND WARRANT PURCHASE AGREEMENT

INVESTOR:

By:

Address:

EXHIBIT B

FORM OF PROMISSORY NOTE

NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR ANY OF THE SECURITIES ISSUABLE HEREUNDER HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES, OR DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT OR UNLESS SOLD IN FULL COMPLIANCE WITH RULE 144 UNDER THE ACT.

THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS CONVERTIBLE SECURED PROMISSORY NOTE HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA OR THE STATE OF DELAWARE OR ANY OTHER STATE AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SUCH SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE, OR APPLICABLE PROVISIONS OF THE SECURITIES LAWS OF DELAWARE OR ANY OTHER STATE.  THE RIGHTS OF THE HOLDER OF THIS CONVERTIBLE PROMISSORY NOTE ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

$[ ]	San Diego, California
_____ ___, 2001

TERAGLOBAL COMMUNICATIONS CORP.

CONVERTIBLE PROMISSORY NOTE

TeraGlobal Communications Corp., a Delaware corporation (the “Company”), for value received, hereby promises to pay to _________________ (the “Holder”), the principal amount of ___________ ____Dollars ($_______) (the “Issue Price”), together with interest on the unpaid amount thereof in accordance with the terms hereof, from the date hereof until paid or converted in accordance with the terms hereof.

1.             Terms of the Convertible Promissory Note (the “Note”).

1.1           Interest Rate.  The rate of interest hereunder (“Interest Rate”) shall be eight percent (8%) per annum and shall be computed on the basis of a 365 day year for the actual number of days elapsed.
1.2           Convertible Note and Warrant Purchase Agreement.  This Note is issued by the Company in connection with that certain Convertible Promissory Note and Warrant Purchase Agreement dated the date hereof (the “Agreement”) among the Company and Holder, and is subject to, and Holder and Company shall be bound by, all the terms, conditions and provisions of the Agreement.  Pursuant to the Agreement, the Company also issued the Holder that certain Warrant dated _________, 2001 (the “Warrant”). This Note and the other convertible promissory notes issued pursuant to the Agreement are collectively referred to as the “Notes.”  The Warrant and other warrants issued pursuant to the Agreement are collectively referred to as the “Warrants.”  Capitalized terms not otherwise defined herein shall have the meanings given them in the Agreement.

2.             Automatic Conversion.

2.1           At the Next Qualified Financing.  Upon the Next Qualified Financing (as defined in the Agreement), the Issue Price and any accrued but unpaid interest related thereto (the “Conversion Amount”) shall automatically convert into that number of fully paid and nonassessable New Equity Shares (as defined in the Agreement) equal to the Conversion Amount divided by the price per share at which the New Equity Shares were sold in the Next Qualified Financing, with any fraction of a share rounded up to the next whole New Equity Share.
2.2           If  No Next Qualified Financing.  If a Next Qualified Financing has not closed prior to May 2003, this Note and all Notes are due and payable on July 15, 2003.
2.3           Corporate Transaction.  In the event the Company completes a consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a consolidation or merger in which the Company is the continuing corporation), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company on or before the conversion of this Note pursuant to Sections 2.1 or 2.2 above (a “Corporate Transaction”), the Conversion Amount will automatically convert immediately prior to the Corporate Transaction into that number of shares of the equity security of the Company sold or issued in the Corporate Transaction (the “Corporate Transaction Shares”) as is equal to the Conversion Amount divided by the per share purchase price (or fair market equivalent of such) of the Corporate Transaction, with any fraction of a share rounded up to the next whole share of the Corporate Transaction Shares.
2.4           Termination of Rights Upon Conversion.  The Holder shall have no right to negotiate any of the terms or conditions upon which the New Equity Shares or Corporate Transaction Shares shall be issued, which negotiation shall be conducted solely among the Company and the purchasers of the New Equity Securities or Corporate Transaction Shares, as the case may be.  Conversion shall be deemed effective on the earlier of (a) the closing date of the Next Qualified Financing or (b) the closing date of the Corporate Transaction.  Upon conversion of this Note, the Holder of this Note shall have no further rights under this Note, whether or not this Note is surrendered.

2.5           Delivery of Stock Certificates.  As promptly as practicable after any conversion of this Note and the Holder’s surrender of this Note, the Company, at its expense, shall issue and deliver to the Holder of this Note a certificate or certificates evidencing the number of shares issuable to the Holder upon any such conversion.

3.             Miscellaneous.

3.1           Transfer of Note.  This Note shall not be transferable or assignable in any manner, except to affiliates of the Holder, and no interest shall be pledged or otherwise encumbered by the Holder without the express written consent of the Company, and any such attempted disposition of this Note or any portion hereof shall be of no force or effect.
3.2           Titles and Subtitles.  The titles and subtitles used in this Note are for convenience only and are not to be considered in construing or interpreting this Note.
3.3           Notices.  Any notice required or permitted under this Note shall be given in writing and in accordance with Section 5.3 of the Agreement (for purposes of which the term “Investor” shall mean the Holder hereunder), except as otherwise expressly provided in this Note.
3.4           Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.
3.5           Amendments and Waivers.  This Note is issued by the Company pursuant to the Agreement.  Other than the right to the payment of the Issue Price and all accrued but unpaid interest thereon, which may only be amended or waived with the written consent of the Holder, any other term of this Note may be amended and the observance of any other term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of at least a majority of the aggregate principal amount of the Notes then outstanding, and in accordance with the Agreement; provided, however, that any amendments made to this Note must be made to each of the Notes and in accordance with the Agreement.  Any amendment or waiver effected in accordance with this Section 3.5 shall be binding upon the Holder of this Note (and of any securities into which this Note is convertible), each future holder of all such securities and the Company.
3.6           Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
3.7           Governing Law.  This Note shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to its conflicts of laws principles.

3.8           Independent Counsel. Holder acknowledges and agrees that Holder has been provided the opportunity and encouraged to consult with counsel of Holder’s own choosing with respect to this Note.
Date: ___________, 2001	TERAGLOBAL COMMUNICATIONS CORP.
a Delaware corporation

By:
Robert E. Randall, Chief Executive Officer

ACKNOWLEDGED AND AGREED:

(Print Name of Holder)

(Signature of Holder)

(Title of Holder Not an Individual)

EXHIBIT C

FORM OF WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO AN EXEMPTION UNDER SUCH ACT.

W-__	Void after
June 30, 2006

WARRANT
OF
TERAGLOBAL COMMUNCIATIONS CORP.

THIS CERTIFIES THAT, for value received, ___________________, together with his, her or its successors and assigns (the “Holder”) is entitled to subscribe for and purchase, on the terms hereof, “New Equity Shares” (as defined in the Agreement (as defined below)), of TeraGlobal Communications Corp., a Delaware corporation (the “Company”), subject to the following terms and conditions:

1.             Convertible Promissory Note and Warrant Agreement.  This Warrant (“Warrant”) is issued pursuant to that certain Convertible Promissory Note and Warrant Agreement dated __________, 2001 (the “Agreement”) by and among the Company and the Holder.  Pursuant to the Agreement, the Company also issued the Holder that certain Convertible Promissory Note dated __________, 2001 (the “Note”).  The Note and the other convertible promissory notes issued pursuant to the Agreement are collectively referred to as the “Notes.”  The Warrant and other warrants issued pursuant to the Agreement are collectively referred to as the “Warrants.”
2.             Exercise of Warrant.  The terms and conditions upon which this Warrant may be exercised, and the New Equity Shares covered hereby may be purchased, are as follows:

2.1           Term.  Subject to the terms hereof, this Warrant may be exercised at any time, or from time to time, in whole or in part (the “Exercise Date”), after the earlier of (i) the date of the closing of the Company’s Next Qualified Financing (as defined in the Agreement), or (ii) ten (10) days prior to the closing of a Corporate Transaction (as defined below); provided, however, that in no event may this Warrant be exercised later than 5:00 p.m. (Pacific Time) on the earlier of (a) the close of business on June 30, 2006, (b) (i) the closing of the acquisition of the Company by another entity by means of a transaction or series of related transactions or (ii) the closing of the sale of all or substantially all of the assets of the Company, unless the Company’s stockholders of record prior to such acquisition or sale shall hold at least fifty percent (50%) of the voting power of the acquiring or surviving entity immediately after such acquisition or sale (each, a “Corporate Transaction (the “Exercise Period”).  At least ten (10) business days prior to the occurrence of an event specified in (b) of this Section 2.1, the Company shall send to the Holder notice of such event and that the Holder’s rights under this Warrant shall terminate upon the occurrence of such event; provided, that if the Company sends such notice less than ten (10) days prior to the occurrence of such event, the Holder’s right to exercise this Warrant shall be extended for a period of ten (10) days after the date the Holder receives such notice, after which time the Holder’s rights under this Warrant shall terminate.  The notice required by this paragraph may be waived by the Holder.

2.2           Number of Shares.  This Warrant may be exercised for the number of New Equity Shares equal to:

A  =  0.5xB

         C

                                where:

A    =      The number of New Equity Shares that may be purchased by Holder pursuant to this Warrant.

B    =       Original principal amount of Note.

C  =         The Exercise Price for the New Equity Shares which shall be equal to the price per share at which New Equity Securities are sold in the Next Equity Financing.

2.3           Exercise Price.  The Exercise Price for the New Equity Shares which shall be equal to the price per share at which New Equity Securities are sold in the Next Equity Financing. In the event that a Corporate Transaction occurs prior to the Next Qualified Financing, the “Exercise Price” shall be the per share price (or fair market equivalent of such) paid for the Stock in the Corporate Transaction.

2.4           Method of Exercise.  The exercise of the purchase rights evidenced by this Warrant shall be effected by (a) the surrender of the Warrant, together with a duly executed copy of the form of subscription attached hereto as Exhibit A, to the Company at its principal offices and (b) the delivery of the purchase price by check payable to the Company’s order or by wire transfer of same day funds to the Company’s account for the number of shares for which the purchase rights hereunder are being exercised or any other form of consideration approved by the Company’s Board of Directors (the “Board”).  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided herein or at such later date as may be specified in the executed form of subscription, and at such time, the person or persons in whose name or names any certificate or certificates for New Equity Shares shall be issuable upon such exercise, as provided herein, shall be deemed to have become the holder or holders of record thereof.

2.5           Net Issue Exercise.  In lieu of exercising this Warrant by paying the Exercise Price in cash or by check, Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the Company’s principal office together with the Notice of Cashless Exercise attached hereto as Exhibit B duly completed and executed in which event the Company shall issue to Holder a number of New Equity Shares computed using the following formula:

Z  =  (Y) (X-W)

    X

                                where:

                                                Z =          The number of New Equity Shares to be issued to Holder.

                                                Y =          The number of New Equity Shares purchasable under this Warrant.

                                                X =          The fair market value of one New Equity Share.

                                                W =        Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section, the fair market value of one New Equity Share shall be the fair market value of such share (or the underlying shares of Common Stock into which it is convertible) as determined in good faith by the Board.

3.             Adjustments to Exercise Price.  The number and kind of New Equity Shares issuable upon the exercise of this Warrant and the exercise price hereunder shall be subject to adjustment from time to time upon the happening of certain events, as follows:

3.1           Splits and Subdivisions.  If the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding New Equity Shares or the determination of the holders of New Equity Shares entitled to receive a dividend or other distribution payable in additional New Equity Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional New Equity Shares (hereinafter referred to as the “New Equity Equivalents”) without payment of any consideration by such holder for the additional New Equity Shares or New Equity Equivalents, then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the purchase price shall be appropriately decreased and the number of New Equity Shares which this Warrant is exercisable for, if any, shall be appropriately increased in proportion to such increase of outstanding shares.

3.2           Combination of Shares.  If the number of New Equity Shares outstanding at any time after the date hereof is decreased by a combination of the outstanding New Equity Shares, the purchase price shall be appropriately increased and the number of New Equity Shares which this Warrant is exercisable for, if any, shall be appropriately decreased in proportion to such decrease in outstanding shares.

3.3           Adjustments for Other Distributions.  In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 3.1, then, in each such case for the purpose of this Section 3.3, upon exercise of this Warrant the Holder shall be entitled to a proportionate share of any such distribution as though such Holder was the holder of the number of New Equity Shares into which this Warrant may be exercised as of the record date fixed for the determination of the holders of New Equity Shares entitled to receive such distribution.

3.4           Reclassification or Reorganization.  If the New Equity Shares (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Sections 3.1, 3.2 and 3.3 above, then and in each such event the Holder shall be entitled to receive upon the exercise of this Warrant the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, to which a holder of the number of New Equity Shares (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.

3.5           Notice of Adjustments and Record Dates.  The Company shall promptly notify the Holder in writing of each adjustment or readjustment of the exercise price hereunder and the number of New Equity Shares issuable upon the exercise of this Warrant.  Such notice shall state the adjustment or readjustment and show in reasonable detail the facts on which that adjustment or readjustment is based.  In the event of any taking by the Company of a record of the holders of New Equity Shares for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall notify the Holder in writing of such record date at least twenty (20) days prior to the date specified therein.

3.6           No Impairment.  The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant.

4.             Replacement of the Warrant.  On receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of the Warrant, the Company at its expense shall execute and deliver to the Holder, in lieu thereof, a new Warrant of like tenor.
5.             Investment Intent.  Unless a current registration statement under the Securities Act of 1933, as amended, shall be in effect with respect to the securities to be issued upon exercise of this Warrant, the Holder, by accepting this Warrant, covenants and agrees that, at the time of exercise hereof, and at the time of any proposed transfer of any securities acquired upon exercise hereof, the Holder shall deliver to the Company a written statement that the securities acquired by the Holder upon exercise hereof are for the account of the Holder for investment and are not acquired with a view to, or for sale in connection with, any distribution thereof (or any portion thereof) and are being acquired with no present intention (at any such time) of offering or distributing such securities (or any portion thereof).

6.             No Rights or Liability as a Stockholder.  This Warrant does not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company.  No provisions hereof, in the absence of affirmative action by the Holder to purchase New Equity Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder as a stockholder of the Company.
7.             Miscellaneous.

7.1           Transfer of Warrant.  This Warrant shall not be transferable or assignable in any manner and no interest shall be pledged or otherwise encumbered by Holder without the express written consent of the Company, and any such attempted disposition of this Warrant or any portion hereof shall be of no force or effect.

7.2           Titles and Subtitles.  The titles and subtitles used in this Warrant are for convenience only and are not to be considered in construing or interpreting this Warrant.

7.3           Notices.  Any notice required or permitted under this Warrant shall be given in writing and in accordance with Section 5.3 of the Agreement (for purposes of which, the term “Investors” shall mean Holder hereunder), except as otherwise expressly provided in this Warrant.

7.4           Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

7.5           Amendments and Waivers.  This Warrant is issued by the Company pursuant to the Agreement.  Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), in accordance with Section 6.6 of the Agreement.  Any amendment or waiver effected in accordance with this Section 7.5 shall be binding upon the Holder of this Warrant (and of any securities into which this Warrant is convertible), each future holder of all such securities, and the Company.

7.6           Severability.  If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.7           Governing Law.  This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to its conflicts of laws principles.

Date: __________, 2001	TERAGLOBAL COMMUNICATIONS CORP.
a Delaware corporation

By:
Robert E. Randall, Chief Executive Officer

ACKNOWLEDGED AND AGREED:

(Print Name of Holder)

(Signature of Holder)

(Title of Holder Not an Individual)

EXHIBIT A

FORM OF SUBSCRIPTION

(TO BE SIGNED ONLY ON EXERCISE OF WARRANT)

To:          TERAGLOBAL COMMUNICATIONS CORP.

The undersigned, the holder of the Warrant attached hereto, hereby irrevocably elects to exercise the purchase rights represented by such Warrant for, and to purchase thereunder, __________* shares of __________ Stock of TeraGlobal Communications Corp., and herewith makes payment of $__________ and requests that the certificates for such shares be issued in the name of, and delivered to ________________, whose address is __________________________________, and whose social security number/taxpayer identification number is _________________.

Dated:

(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

(Print Name)

Address:

* Insert here the number of shares as to which the Warrant is being exercised.

EXHIBIT B

NOTICE OF CASHLESS EXERCISE

To:  TERAGLOBAL COMMUNICATIONS CORP.

(1)           The undersigned hereby elects to acquire in a cashless exercise ______________ New Equity Shares (as defined in the attached Warrant) of TeraGlobal Communications Corp. pursuant to the terms of Section 2.7 of the attached Warrant.

(2)           Please issue a certificate or certificates representing such New Equity Shares in the name of the undersigned or in such other name as is specified below:

By:

Name: